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                                                                     Exhibit 4.1

                   [Letterhead of Gottbetter & Partners, LLP]

December 10,  2003

Mr. Martin Nielson
Hy-Tech Technology Group, Inc.
1840 Boy Scout Drive
Fort Myers, FL 33907

      Re:   Modified Retainer Agreement

Dear Mr. McNear:

      Please accept this letter as confirmation that Hy-Tech Technology Group, Inc. (the "Company"), has agreed to modify the retainer agreement dated May 15, 2003 (the "Retainer") between the Company and Kaplan Gottbetter & Levenson, LLP. ("KGL"), the successor firm of which is Gottbetter & Parners, LLP. ("G&P"). The modification is to take effect as of even date herewith. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

      We understand that part of the outstanding bill will be satisfied by the issuance of 500,000 shares valued at $30,000. The board of directors has approved the filing of a registration on Form S-8 for these 500,000 shares. The legal services for which these shares are being registered and subsequently issued to Adam S. Gottbetter, a partner of G&P, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

      Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,


/s/ GOTTBETTER & PARTNERS, LLP
-----------------------------------
GOTTBETTER & PARTNERS, LLP


ACCEPTED AND AGREED:

HY-TECH TECHNOLOGY GROUP, INC.


By: /s/ Martin Nielson
-----------------------------------
Name:  Martin Nielson
Title: CEO


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